Exhibit 6.4

REFERRAL AGREEMENT

This Referral Agreement (the “Agreement”) is entered into as of April 30, 2021 (the “Effective Date”) between Crush Capital, Inc. (“Client”) and Issuance, Inc. (“Consultant”). Client and Consultant each may be referred to herein as a “Party” or collectively, the “Parties.”

WHEREAS, Consultant offers a securities offering subscription platform (“Portal”) and owns and maintains proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes (collectively with the Portal, the “Technology”) for conducting, managing and/or enabling technology-driven capital raises of securities (each, an “Offering”), and for maintaining and managing investor data, reporting and communications;

WHEREAS, Client wishes for Consultant to provide access to and use of the Technology to up to five issuers conducting Offerings (each an “Issuer”);

WHEREAS, Consultant intends to assist such Issuers in launching strategic campaigns to generate interest for and raise capital in Issuer Offerings and to provide access to the Portal, pursuant to a separate Master Marketing and Technical Services Agreement (each, an “Issuer MSA”) between Consultant and such Issuers, as part of Client’s “Going Public” series (the “Series”); and

WHEREAS, Consultant undertakes to grant access to the Technology in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and Consultant agree as follows:

1.	Technology.

1.1.	Access. During the term of this Agreement, Consultant will make access to the Technology available to Client, its Issuers and their investors and other end-users (investors and end-users, collectively, “End-Users”) on a Software-as-a-service (“SaaS”) basis, in accordance with, and subject to, this Agreement and Consultant’s terms of service, privacy policies and all other applicable rules, policies in effect from time to time, as posted in the Portal or otherwise provided by Consultant. (collectively, “Rules”). Consultant will provide Client with reasonable advance written notice of material changes to applicable Rules. Subject to Section 11.1 hereof, each Issuer’s Portal shall bear the branding of Client and the Issuer and shall be accessible via link from Client’s website(s) for the Series. Consultant shall require each Issuer to engage Prime Trust, LLC (“PrimeTrust”), a third-party service provider and partner of Consultant, to provide services in connection with each Issuer Offering, including execution of any necessary Prime Trust service terms. All such engagements between Issuers and Prime Trust shall be facilitated exclusively by and through Consultant and Consultant shall be the “Referrer” to PrimeTrust of each Issuer “Prime Trust Referred Account” as such terms are defined in the applicable separate agreement between Consultant and Prime Trust regarding such referrals.

1.2.	Minimum Features; Escrow Management. The Technology includes various features, tools and other components (“Features”) which may be selectively enabled or disabled by Consultant by mutual agreement of the Parties. Notwithstanding the foregoing, the Features shall include at minimum the Features set forth on Exhibit A hereto. Subject to each Issuer MSA and any Issuer authorizations or consents required by Prime Trust, Consultant’s services shall include the management of Issuer escrow accounts in Prime Trust, as necessary to allow Issuers to close escrow on investments and make authorized disbursements , including without limitation sending investor email notifications, facilitating the close of all open escrows together with PrimeTrust, transferring investors to the designated transfer agent and disbursing Client and Consultant fees as set forth in this Agreement. Consultant shall ensure that each of its Issuer MSAs contains minimum standards consistent with the foregoing Features and escrow services and is in all material respects consistent with the obligations under this Agreement. In the Issuer MSAs with Proven, Saleen, and NexGenT, Consultant shall include language permitting Consultant to create and furnish, and Consultant shall so create and furnish, login credentials for Client to access and download Offering Data (defined below) at all times during the conduct of an Offering and for 60 days thereafter.

2.	Hosting and Management. At all times, the Technology shall be hosted, managed and maintained by Consultant and its appointed third-party service providers, and not by any separate software installation. Consultant provides Technology to numerous other customers, including other issuers and funding platforms. Consultant may update, modify, change or otherwise alter the hosting location(s) and/or methodology, as well as, subject in all cases to the minimum requirements set forth in Section 1, any or all Features, functionality, user interfaces, business logic, policies and/or procedures from time to time at its sole discretion and without notice or liability.

3.	Technology Restrictions. Except as expressly permitted herein, Client will not directly itself, and will not permit or authorize third parties, including Issuers or End-Users, employees or agents to: (a) rent, lease, sublet, resell, convert, license, exploit, use, modify, or otherwise permit unauthorized third parties to access or use any aspect of the Technology or Services; (b) reverse engineer, reverse assemble or otherwise attempt to discover the source code for the Technology; (c) circumvent or disable any security or other technological features or measures of the Technology; (d) alter, modify, convert or attempt to, modify, convert or otherwise manipulate the Technology, software or code; or (e) clone or otherwise copy, replicate or duplicate in any fashion any part of Technology design, workflow, features or methodology, all of which Client acknowledges are proprietary intellectual property wholly owned by Consultant. Client, including its Issuers, is granted a limited, revocable, nontransferable and nonexclusive license to use the Technology, solely in connection with the “Going Public” series and strictly in accordance with the terms of this Agreement for the term of this Agreement and in accordance with the terms hereof.

4.	Content, Use, and Protection Against Unauthorized Use. Consultant reserves the right to suspend or terminate Client, any Issuer or any End-User from using the Technology for any material violation by Client of the terms of this Agreement, if such material violation has not been cured within 30 days after receipt of written notice detailing the same. Client is prohibited from using the Technology in any unlawful manner, or in any manner that interferes with, adversely affects, disrupts, or disables the Technology or the networks on which the Technology operates, or that is in any way a violation of the site terms of use or any federal or state laws, rules or regulations. Client is solely responsible for the materials, postings or other data and transmissions by Client using the Technology, and any other use by Client of the Technology. Client will use its best efforts to prevent any unauthorized use of the Technology and immediately notify Consultant in writing of any unauthorized use that comes to Client’s attention. Client will take all steps reasonably necessary to terminate the unauthorized use.

5.	Offering Data. Consultant and Client acknowledge that all rights and interests in and to the Offering Data (as defined below) shall be governed by the Issuance Terms of Use and each Issuer MSA (including any sub-agreements with Consultant’s third-party service providers) (all which shall be consistent with the terms hereof). “Offering Data” means all information, data, and other content, in any form or medium (collectively, “Data”), that is submitted, posted, or otherwise transmitted by or on behalf of Issuers or End-Users through the Technology or otherwise collected in connection with any Offering, including without limitation End-User first and last names, email addresses, physical address and other contact information, date of birth, and accredited investor status. Notwithstanding the foregoing, Offering Data shall not include any of the following: (i) Data that Consultant had in its possession or control on a non-confidential basis prior to such Data being submitted, posted, or otherwise transmitted by or on behalf of Issuers or End-Users through the Technology or otherwise collected in connection with any Offering; (ii) Data that Consultant independently acquires or develops without reference to Offering Data; and (iii) Anonymized Data. Notwithstanding anything herein or in Consultant’s Terms of Use or privacy policies (including without limitation any opt-in language therein) to the contrary, in no event shall Consultant have any right to, and Consultant agrees not to, at any time during or after the term of this Agreement, use, reproduce, distribute, modify, retain, or otherwise exploit any Offering Data, including without limitation by re-marketing to or communicating with any End-User, other than to communicate with the End-User solely with respect to the Issuer and Offering that such End-User submitted its Offering Data with respect to, and any other Offering being featured in the Series, and to perform all necessary or desirable services in connection therewith including the creation and administration of master account services. Consultant shall be entitled to create and use in any manner Anonymized Data from the Offering Data. “Anonymized Data” means aggregate information, analysis, models, projections, statistics, or summaries that Consultant may obtain or develop through processing or analyzing any Offering Data, provided that Anonymized Data shall be rendered anonymous in such a way that the data subject is no longer identifiable or capable of being directly contacted by use of the Anonymized Data. Client shall have no right to any Anonymized Data developed by Consultant. Each Party shall obtain, directly or through the Issuers, all permissions and consents from all End-Users as necessary in connection with such Party’s services and communications. Consultant’s privacy policy shall at all times during the term of this Agreement be consistent with the terms of this Section 5.

6.	Marketing and Administrative Services. Consultant shall provide marketing and related administrative services to each Issuer pursuant to each Issuer MSA, which shall at minimum include the services set forth on Exhibit B hereto. Except as otherwise agreed in writing between Consultant and Client, Consultant shall be entitled to charge each Issuer no more than $100,000 (not including Per Subscription and Technology Fees, as described in Section 8 below) for marketing and related administrative services to be provided under any Issuer MSA with an Issuer during the term of this Agreement. The foregoing cap shall not apply to any services that might be provided other than in connection with the Series or any Offering featured in the Series.

7.	Independent Contractor Status. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever. No agent or employee of Consultant shall be deemed to be an employee or agent of Client. None of the benefits provided by Client to its employees, including, without limitation, life, disability, health, and/or profit-sharing benefits, if any, shall be available to Consultant or to any agent or employee of Consultant. Consultant will be providing access to the Technology independently of Client and will be solely responsible for determining the manner, means, and timing of the performance of its responsibilities hereunder. Client has no authority to enter into contracts that bind Consultant or create obligations on the part of Consultant without the prior written authorization of Consultant. Client will not make or publish any representations, warranties, or guarantees on behalf of Consultant concerning Consultant’s Technology.

8.	Fees. In respect of each Offering, Client shall be entitled to establish a fee to be assessed and collected each time an End-User completes a subscription, regardless of whether an investment is ultimately accepted by the Issuer or funded by the End-User (the “Per Subscription Fee”). Subject to each Issuer MSA and any Issuer authorizations or consents required by Prime Trust, Consultant’s services shall include the management of Issuer escrow and payment accounts in Prime Trust, as necessary to cause the Per Subscription Fee to be assessed to and collected from each such End-User and to cause PrimeTrust (or the applicable payor) to distribute out of each Issuer escrow closing the following amounts to the following parties: (a) a “Technology Fee” equal to $2.95 for each Per Subscription Fee collected; and (b) the balance of the Per Subscription Fee (after deduction of Technology Fees) to Client. Consultant shall not charge any Issuer for use of the Portal, nor shall Consultant permit the charging of any fee to any End-User other than the Per Subscription Fee. Notwithstanding the foregoing, Consultant shall be entitled to charge each Issuer a Marketing Fee in accordance with Section 6 of this Agreement. All amounts payable to either Party hereunder are subject to the late payment and reimbursement provisions included in such Party’s agreement with each Issuer. Each Party to this Agreement shall be solely responsible for their own federal and state taxes, and will pay their own taxes, duties, withholding taxes, and other governmental and/or regulatory charges resulting from or pursuant to its performance under this Agreement and as they apply to its respective business. Each Issuer MSA shall require each Issuer to pay the fees of Prime Trust directly according to Prime Trust’s payment terms.

9.	Term and Termination. This Agreement shall commence on the Effective Date and shall terminate upon the earlier to occur of: (a) the conclusion of season one of the “Going Public” series and the closing of all Issuer Offerings as reasonably determined by Consultant, or (b) termination by either Party in accordance with this Agreement. An Issuer Offering is “closed” once no further subscriptions are accepted and the relevant Issuer escrow account is fully disbursed. Either Party may terminate this Agreement at any time if the other Party has materially breached this Agreement and such material breach has not been cured within 30 days after receipt of written notice detailing such material breach. Notwithstanding any expiration or termination of this Agreement, any obligations of a Party or other provisions hereof which by their nature are contemplated to occur or apply after the conclusion of the Agreement, shall survive the expiration or termination of this Agreement. Such obligations include, without limitation, limitations of liability, indemnification obligations, and payment owed to Consultant.

10.	Confidentiality. During the course of Consultant providing access to the Technology and performing related services, each Party may be given access to the other Party’s trade secrets and proprietary and confidential information relating to the disclosing Party’s (and/or its customers or affiliates’) business (collectively, “Confidential Information”). Each Party receiving Confidential Information of the other Party agrees to: (i) protect the discloser’s Confidential Information in a reasonable and appropriate manner to the same extent it protects the confidentiality of its own Confidential Information of like kind, but in no event less than a reasonable manner; and (ii) use and reproduce the discloser’s Confidential Information only to perform its obligations and exercise its rights pursuant to the Agreement. Recipient may share the discloser’s Confidential Information with its employees and third parties that assist recipient in its performance of its obligations and the exercise of its rights pursuant to the Agreement and who are subject to non- disclosure obligations no less restrictive than those set forth herein. The obligations set forth in this Section shall not apply to information that is: (a) publicly known; (b) already known to the recipient; (c) disclosed to recipient by a third party who is not, to recipient’s knowledge, under a confidentiality restriction with respect to such Confidential Information; or (d) independently developed by the recipient without reference to any Confidential Information. The disclosure of Confidential Information pursuant to a subpoena or other validly issued administrative or judicial process shall not be a breach of the recipient’s obligations, provided that the recipient shall provide prior notice to the discloser of such disclosure if permitted by law. The terms, conditions and content of this Agreement are in all respects Confidential Information. The Parties agree not to disclose, directly or indirectly, the terms, conditions or content of this Agreement to any third person or entity other than to (i) such Party’s employees, officers, directors, shareholders, affiliates, and financial or legal advisors who have a need to be informed of the contents hereof and who are advised and agree to abide by the confidentiality provisions in this Agreement or (ii) as required to comply with any applicable law or court order. Each Party acknowledges and agrees that this Section shall survive any Termination indefinitely.

11.	Ownership.

11.1.	Client acknowledges that, as between Client and Consultant, Consultant owns and shall remain the sole owner of all right, title, and interest, including all copyrights, patents, patent disclosures, and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how, and other confidential information, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, derivative works, and all other rights (collectively, “Intellectual Property Rights”) in and to the Technology, including without limitation any and all (a) documents, work product, and other materials prepared by or on behalf of Consultant in the course of providing access to the Technology or performing any related services; (b) related technology, manuals, handbooks, guides or other documentation relating to the Technology and (c) statistical and performance information related to the provision and operation of the Technology. For the avoidance of doubt, Consultant shall have no right or license in or to any Offering Data except as expressly set forth in Section 5 of this Agreement. Nothing herein shall be construed or shall grant, convey, transfer, assign, or imply the conveyance of rights, claims, ownership or other claim to Client or any third party of any right or title to the Technology or the Intellectual Property Rights therein. Client will not acquire any right, title, or interest in or to the Technology or other software, technology, business processes, copyrights, trademarks, or intellectual property of Consultant or its subsidiaries and affiliated entities by any reason, including: (w) the execution and delivery of this Agreement, (x) the disclosure of any information with respect to Technology by Consultant either pursuant to this Agreement or prior or subsequent to execution hereof, (y) Client’s discovery of confidential information in the course of the commercial relationship contemplated by this Agreement, or (z) any licensed or unlicensed use of Consultant’s proprietary information, software, the Technology, brand, or intellectual property and/or the creation or evolution of any derivative or new intellectual property, software, information, arising from the use or misuse of the Technology. Rather, Consultant retains the sole and exclusive ownership of all Intellectual Property Rights with respect to the Technology and other software made available to Client and its customers, as well as business and technological processes, including the sole and exclusive ownership to any improvements and derivative works of the Technology developed by Client or any other person. Client hereby grants to Consultant a nonexclusive, worldwide, royalty free right and license to its copyrights, intellectual property and proprietary rights strictly in connection with Consultant’s development, integration, implementation, hosting, marketing, advertising and operation of the Technology.

11.2.	Subject to this Agreement (including without limitation Sections 3 and 11.1 hereof), Client shall be entitled to independently develop its own offering subscription platform (“Crush Platform”) and, except as may be otherwise agreed by Client in writing, Consultant shall have no right, title, or interest in, or license to, any part of the Crush Platform.

12.	Feedback. If Client or any of its employees, agents or contractors sends or transmits any communications or materials to Consultant by mail, email, telephone, or otherwise, suggesting or recommending changes to the Consultant IP, including without limitation, new features or functionality relating thereto, or any comments, questions, suggestions, or the like (“Feedback”), Consultant is free to use such Feedback irrespective of any other obligation or limitation between the Parties governing such Feedback. Client hereby assigns to Consultant on Client’s behalf, and on behalf of its employees, contractors and/or agents, all right, title, and interest in, the Feedback, and Consultant is free to use, without any attribution or compensation to any party, any ideas, know-how, concepts, techniques, or other intellectual property rights contained in the Feedback, for any purpose whatsoever, although Consultant is not required to use any Feedback.

13.	Hiring and Solicitation. During the Term of this Agreement and for a period of twelve (12) months after Termination, the Parties agree that they will not hire or solicit the other Party’s employees, agents, or subcontractors, either directly or indirectly through the use of third parties, without the prior written consent and approval of the other Party, provided however, that general advertisements and other similar broad forms of solicitation, such as non-directed executive recruiters or placement agencies, shall not constitute direct or indirect solicitation hereunder.

14.	Representations and Warranties.

14.1.	Consultant represents and warrants to Client as follows:

14.1.1.	No materials used by Consultant (not including materials supplied by or on behalf of Client, any Issuer or any other third party) will infringe any third party’s rights.

14.1.2.	Consultant shall perform all its services and make all Technology available hereunder in a professional and workmanlike manner consistent with industry standards.

14.1.3.	Consultant’s performance of services and provision of Technology hereunder will not violate any contractual obligations which Consultant may have to or with any third party.

14.2.	OTHER THAN THE FOREGOING WARRANTIES, CONSULTANT MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.3.	Consultant cannot and does not give any guarantee about the results of any of the Technology or services to be provided, and no target Offering size or target date or size of completion of any such Offering shall be construed as a statement of warranty or guarantee of results, and any failure of an Offering to reach its goals will not be a basis for any refund or remedy. Client acknowledges and agrees that the Technology is provided on an “as-is” and “as available” basis. Consultant shall not be liable for any Offering disruptions caused by bugs, downtime, inability to execute transactions, or other issues with the Technology.

14.4.	Each party acknowledges that the other party is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended, or any similar state law, that neither party is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, or any similar state law, and that neither party can engage in the solicitation of investors or the offer or sale of securities or provide investment advice of any kind. Each party acknowledges that the other party is unable to accept any compensation arrangements that would, in the opinion of such party or its legal advisers, result in such party’s becoming subject to registration or other qualification under any regulatory regime.

14.5.	Each Party represents and warrants to the other Party as follows:

14.5.1.	Such Party is a corporation duly organized, validly existing and active under the laws of the State of its incorporation.

14.5.2.	Such Party has full corporate power and authority to (i) conduct its business as now conducted and as proposed to be conducted and (ii) enter into this Agreement and to consummate the transactions contemplated herein.

14.5.3.	Such Party shall be solely responsible for compliance with, and shall ensure compliance with, all applicable laws, ordinances, rules and regulations pertaining to its business and its role in any Offering, including without limitation all applicable securities laws and regulations and all data security and privacy laws and applicable privacy policies.

15.	Indemnification

15.1.	Consultant hereby agrees to defend, indemnify, and hold harmless Client and its shareholders, controlling persons, officers, directors, agents, employees, affiliates, successors, and assigns (collectively, the “Client Indemnitees”), from any and all third party claims, suits, causes of action, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees and costs) (collectively, “Claims”) resulting from or arising out of or related to (a) the Technology, except to the extent that such Claims result from Client’s use of the Technology in violation of this Agreement; (b) any breach of Consultant’s covenants, representations, or warranties under this Agreement; or (c) Consultant’s services provided directly to an Issuer.

15.2.	Client hereby agrees to defend, indemnify, and hold harmless Consultant and its shareholders, controlling persons, officers, directors, agents, employees, affiliates, successors, and assigns (collectively, the “Consultant Indemnitees”), from any and all Claims resulting from or arising out of or related to (a) any materials or intellectual property provided by or on behalf of Client to Consultant or Consultant’s agents, employees or subcontractors; or (b) any breach of Client’s covenants, representations, or warranties under this Agreement.

16.	Limitation of Liability. In no event will either Party be liable to any Client Indemnitee or Consultant Indemnitee, as applicable, for any consequential, indirect, special, incidental, or punitive damages of any kind, including without limitation, lost profits, loss of data, or frustration of business expectations, arising out of or related to this Agreement or the Technology, even if such Party has been advised of the possibility of such loss or damage. The aggregate liability of each Party arising out of or related to this Agreement or the Technology, excluding liability pursuant to the indemnification provisions of this Agreement, will not exceed the aggregate amount of Per Subscription Fees actually paid by Issuers under this Agreement during the twelve month period preceding the first event giving rise to indemnification or liability, except if such liability is caused by such Party’s intentional misconduct or gross negligence.

17.	Miscellaneous

17.1.	Publicity. Unless otherwise required by applicable law or regulation, neither Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed, or conditioned), and the Parties shall cooperate as to the timing and contents of any such announcement.

17.2.	Non-Disparagement. Each Party agrees that it shall not disparage or encourage others to disparage the other Party or its business or any of the other Party’s past or present employees, contractors, agents, managers, members, products, or services. For purposes of this Agreement, the term “disparage” includes, without limitation, any public comment or statement, and any comment or statement to a Party’s employees or to any individual or entity with whom a Party has a business relationship (including, without limitation, any employee, contractor, agent, member, current or prospective investor, vendor, supplier, customer, or distributor of a a Party) that might adversely affect in any manner: (i) the conduct of a Party’s business or (ii) the business reputation of a Party or any of such Party’s past or present employees, contractors, agents, managers, members, products, or services.

17.3.	Notices. Any notice or communication permitted or required by this Agreement shall be deemed effective when (a) personally delivered or (b) deposited, postage prepaid, return receipt requested, in the first class mail of the United States properly addressed to the appropriate Party at the addresses set forth on the signature page below or (c) upon confirmation of receipt of email to the email address set forth on the signature page below. The addresses below may be changed by giving notice of such change in the manner provided above for giving notice.

17.4.	Amendment. This Agreement may be amended only by a written agreement executed by both Parties.

17.5.	Waiver. No waiver by either Party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

17.6.	Severability. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

17.7.	Counterparts. This Agreement may be executed in one or more counterparts by original or facsimile or PDF signature, and each such counterpart will be deemed an original and will become effective and binding as of the Effective Date.

17.8.	Binding on Successors and Permitted Assigns. This Agreement shall be binding and shall inure to the benefit of Client and Consultant and their respective successors and permitted assigns. This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party, to be given in the sole discretion of the Party from whom such consent is being requested. Any attempted assignment of this Agreement made without such consent shall be void and of no effect, at the option of the non-assigning Party.

17.9.	Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California, without regard to conflict of law provisions.

17.10.	Jurisdiction and Venue. Each of the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, as well as to the jurisdiction of all courts from which an appeal may be taken therefrom, for any suit, action, or other proceeding arising out of or with respect to this Agreement or Consultant’s engagement hereunder and each of the Parties hereby irrevocably consents to service of process in any such action or proceeding by certified or registered mail at the address for such Party set forth herein. Each of Consultant and Client each on their own behalf and, to the extent permitted by applicable law, on behalf of their stockholders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Agreement. Any and all objections that any Party may have regarding venue in any such court is hereby waived. Each of the Parties hereto also agrees that any final and unappealable judgment resulting from any such suit, action, or other proceeding shall be conclusive and binding on the Parties hereto and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside the United States.

17.11.	Attorneys’ Fees and Costs. Should any dispute arise out of or in connection with this Agreement, the Technology, or the Services, including, but not limited to, a dispute regarding the enforcement of any of its terms, the prevailing Party in such dispute (as determined by a court of competent jurisdiction or arbitrator, as the case may be) shall be entitled to an award of its reasonable attorneys’ fees and other costs incurred in connection with such dispute, in addition to any other relief.

17.12.	Integration. This Agreement embodies the entire agreement of the Parties hereto respecting the matters within its scope and supersedes any prior or contemporaneous negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

[signatures on following page]

The Parties hereby execute this Agreement as of the Effective Date.

CLIENT:		CONSULTANT:

CRUSH CAPITAL, INC.		ISSUANCE, INC.

By:	/s/ Todd Goldberg	By:	/s/ Aaron Mendez
Name:	Todd Goldberg		Name:	Aaron Mendez
Title:	Co-CEO		Title:	CSO

Exhibit A

Features

Mobile-responsive to ensure seamless access from desktop, mobile, and tablet devices; User Account Creation (unlimited investor accounts, individual investor dashboard); Log In; Password Recovery; Investor Registration; Payment; Agreement Signature; Investment Confirmation; Funding Instructions; Investor Dashboard; Site Navigation; Email Form Fields; Investor Presentation Hosting; Offering Document SEC URLs; Reminders to Complete Subscription Process; User Subscription Processing (unlimited offering subscriptions; 5 subscriber types: individual, joint, company, trust, IRA/401(K); remittance of payment via credit card, ACH, wire, check; electronic signature capture; documentation upload; easy follow-on subscriptions); Transactional Emails and SMS (unlimited email and SMS message sends; branded transactional email design template and series; time-based transactional email workflow; transactional email activity log); Data Management (website and portal user data collection and activation to multiple destinations); Hosting (support for domain registrar and DNS settings), Technical Support (dedicated 24/7 uptime server monitory; timely technical support); API Integration with Fundamerica/PrimeTrust.

Exhibit B

Marketing and Admin Services